Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, April 28, 2011	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS

RESULTS FOR THE FIRST QUARTER ENDED MARCH 31, 2011

Dover Downs Gaming & Entertainment, Inc. (NYSE: DDE) today reported results for the three months ended March 31, 2011.

The Company’s revenues for the first quarter of 2011 were $59,406,000 compared with $56,050,000 for the first quarter of 2010.  Gaming revenues increased 5.1% compared to the first quarter of last year.  The addition of table games revenue for the quarter was partially offset by lower slot win.

Gaming profits were lower compared to the first quarter of last year as a result of the lower slot win, high gaming taxes, license fees and costs associated with table game operations, and from higher marketing costs during the quarter.

Other operating revenues increased 16.5% from higher cash hotel, food and beverage revenues.  Occupancy levels in the Dover Downs Hotel were approximately 85% for the first quarter of 2011 compared with approximately 73% for the first quarter of 2010.

Interest expense increased $128,000 during the quarter from slightly higher interest rates offsetting lower outstanding borrowings.

The effective income tax rate for the quarter was 111.8% compared to 47.6% in the first quarter last year.  The increase for this interim period relates to the impact of a permanent book vs. tax difference being magnified by the low pretax earnings.  The Company expects the effective income tax rate to approximate 40% for the year.

Net loss was $38,000, or $.00 per diluted share, compared with net earnings of $1,673,000, or $.05 per diluted share for the first quarter of 2010.

Denis McGlynn, the Company’s President and Chief Executive Officer, stated:  “While we were able to grow revenues in an environment with many economic and competitive challenges, the tax burdens at these business levels remain significant.  We are confident that we have the facility, amenities and service standards to compete, but as so much of our revenues come from out of state patrons, we cannot ignore that our customers suddenly find that they have a multitude of other gaming choices closer to home.  A more reasonable gaming tax is needed for us to be able to continue to reinvest in our facilities and to offer compelling amenities and games offerings that will allow us to remain the preferred gaming choice for these patrons.  Long-term, structural changes are needed to benefit all stakeholders in Delaware’s gaming industry, including the State.”

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.03 per share payable on June 10, 2011 to shareholders of record at the close of business on May 10, 2011.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Casino — a 165,000-square foot casino complex featuring popular table games, the latest in slot machine offerings, multi-player electronic table games, the Crown Royal poker room, and a Race & Sports Book operation; the Dover Downs Hotel and Conference Center — a 500 room AAA Four Diamond hotel with conference, banquet, fine dining, spa, retail, ballroom and concert hall facilities; and Dover Downs Raceway — a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Revenues:
Gaming (1)	$54,332	$51,696
Other operating (2)	5,074	4,354
	59,406	56,050
Expenses:
Gaming	49,477	43,972
Other operating	3,873	3,452
General and administrative	1,779	1,727
Depreciation	3,144	3,023
	58,273	52,174

Operating earnings	1,133	3,876

Interest expense	811	683

Earnings before income taxes	322	3,193

Income taxes	360	1,520

Net (loss) earnings	$(38)	$1,673

Net earnings per common share:
- Basic	$—	$0.05
- Diluted	$—	$0.05

Weighted average shares outstanding:
- Basic	31,644	31,548
- Diluted	31,644	31,548

(1)           Gaming revenues from the Company’s slot machine and table game operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent.  The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)           Other operating revenues do not include the retail amount of promotional allowances which are provided to customers on a complimentary basis.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS

Current assets:
Cash	$15,478	$18,819
Accounts receivable	2,878	3,098
Due from State of Delaware	1,991	9,829
Inventories	2,169	1,989
Prepaid expenses and other	3,797	2,551
Receivable from Dover Motorsports, Inc.	27	18
Prepaid income taxes	—	617
Deferred income taxes	1,407	1,349
Total current assets	27,747	38,270

Property and equipment, net	183,496	186,227
Other assets	833	789
Total assets	$212,076	$225,286

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,604	$3,742
Purses due horsemen	2,265	9,829
Accrued liabilities	7,759	12,286
Income taxes payable	38	—
Deferred revenue	252	307
Total current liabilities	14,918	26,164

Revolving line of credit	77,150	78,600
Liability for pension benefits	5,207	4,949
Other liabilities	498	598
Deferred income taxes	4,161	4,224
Total liabilities	101,934	114,535

Stockholders’ equity:
Common stock	1,580	1,564
Class A common stock	1,660	1,660
Additional paid-in capital	2,846	2,721
Retained earnings	105,609	106,432
Accumulated other comprehensive loss	(1,553)	(1,626)
Total stockholders’ equity	110,142	110,751
Total liabilities and stockholders’ equity	$212,076	$225,286

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Three Months Ended
	March 31,
	2011	2010

Operating activities:
Net (loss) earnings	$(38)	$1,673
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation	3,144	3,023
Amortization of credit facility origination fees	19	16
Stock-based compensation	291	311
Deferred income taxes	(402)	(230)
Changes in assets and liabilities:
Accounts receivable	220	(1,081)
Due from State of Delaware	7,838	7,772
Inventories	(180)	(23)
Prepaid expenses and other	(1,232)	(288)
Receivable from Dover Motorsports, Inc.	(9)	(152)
Accounts payable	1,058	667
Purses due horsemen	(7,564)	(6,850)
Accrued liabilities	(4,527)	(2,147)
Income taxes payable/prepaid income taxes	762	1,750
Deferred revenue	(55)	(70)
Other liabilities	278	(165)
Net cash (used in) provided by operating activities	(397)	4,206

Investing activities:
Capital expenditures	(298)	(509)
Proceeds from sale of available-for-sale securities	21	—
Purchase of available-for-sale securities	(95)	—
Net cash used in investing activities	(372)	(509)

Financing activities:
Borrowings from revolving line of credit	39,125	33,000
Repayments of revolving line of credit	(40,575)	(38,150)
Dividends paid	(972)	(968)
Repurchase of common stock	(150)	(101)
Net cash used in financing activities	(2,572)	(6,219)

Net decrease in cash	(3,341)	(2,522)
Cash, beginning of period	18,819	21,415
Cash, end of period	$15,478	$18,893